Insure.com	News Flash!
8205 South Cass Avenue, Darien, Illinois 60561      Telephone (630) 515-0170

FOR IMMEDIATE RELEASE

Contact:	At Insure.com, Inc.
Phillip A. Perillo
Chief Financial Officer
(630) 515-0170, ext. 295
phil@insure.com

Insure.com, Inc. Reports First
Quarter 2009 Financial Results

•	Revenues increase 1.4 percent to $4.0 million in Q1 2009
•	Quarterly net profit of $192,000, compared to net loss of $512,000 in Q1 2008
•	Operating income swings to positive $124,000 compared to negative $627,000 in Q1 2008

DARIEN, Illinois (April 29, 2009)  — Insure.com, Inc. (Nasdaq: NSUR), the only place on earth where you can get auto, life, health, home and business insurance quotes from over 100 leading companies and have the freedom to buy from the company of your choice, today announced financial results for the first quarter ended March 31, 2009.

Financial Results

Insure.com reported revenues of $4.02 million for the first quarter of 2009, an increase of 1.4 percent from revenues of $3.97 million for the same quarter of 2008.  Net income for the quarter was $192,000, or $0.03 per share, compared to a loss of $512,000, or $0.07 per share, for the first quarter of 2008.

“We are pleased to report improved financial results in the first quarter of 2009,” said Robert Bland, chairman and CEO.  “As a result of actions taken over recent quarters to prune ad expenses, perform better tracking on our leads and avoid long term media spending commitments, we experienced markedly improved ad efficiencies and business model leverage during the first quarter.  And despite widespread economic anxieties, new life insurance lead flows were very strong during the first quarter.”

Phil Perillo, chief financial officer, remarked, “Our bottom line improved by more than $700,000 in the first quarter of 2009 compared to the first quarter of 2008.  Advertising expenses were $593,000 in the first quarter, compared to $1.3 million for the first quarter of 2008, whereas unique initial quoted leads, a key leading indicator for us, rose 34% to 75,000 in Q1 2009 from 56,000 in Q1 of 2008.  Cash flow from operations was a positive $367,000 for the first quarter of 2009.  We also successfully completed a multi-year legacy systems migration project in April, which will improve our competitive posture.  We currently have no large information technology expenditures on the horizon.”

Continued…

Insure.com has a strong balance sheet with no debt.  Cash and investments in marketable securities totaled $9.2 million at March 31, 2009, and depreciation and amortization charges were $189,000 for the first quarter of 2009 compared to $207,000 for the first quarter of 2008.

Stockholders’ equity amounted to $16.5 million at March 31, 2009, as compared to $16.4 million at December 31, 2008.

Insure.com has a stock repurchase plan in place.  During the first quarter of 2009, the Company repurchased 8,700 shares and is currently authorized by its board to repurchase up to 478,000 additional shares in the open market or in negotiated transactions.

About Insure.com

Originally founded in 1984 as Quotesmith Corporation, Insure.com owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers.  Visitors to the Company's flagship Web site, www.insure.com, are able to obtain free, instant car insurance quotes, instant life insurance quotes, home, business and health insurance quotes from leading insurers and have the freedom to buy online or by phone from any company shown.  Insure.com also plays home to over 2,000 originally authored articles on various insurance topics and also provides free insurance decision-making tools that are not available from any other single source.  Insure.com generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies.  We also generate advertising revenues from the sale of Web site traffic to various third parties.  Shares of the Company’s common stock trade on the Nasdaq Capital Market under the symbol NSUR.

Cautions about Forward-Looking Statements

This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict.  Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue.  The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, concentration of common stock holdings, general price declines within the life insurance industry, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, the evolving nature of its business model, possible write down of intangible assets and goodwill, risks associated with capacity constraints, management of growth and potential legal liability arising out of misuse, breach of confidentiality or error in the handling of confidential customer information.  More information about potential factors that could affect the Company’s financial results are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 which is on file with the United States Securities and Exchange Commission.

INSURE.COM, INC.
STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	March 31,	March 31,
	2009	2008

Revenues:
Commissions and fees	$4,023	$3,968

Expenses:
Selling & marketing	593	1,281
Operations	2,297	2,235
General & administrative	820	872
Depreciation & amortization	189	207

Total expenses	3,899	4,595
Operating income (loss)	124	(627)
Investment income	68	115

Net income (loss)	$192	$(512)

Net income (loss) per common share, basic and diluted	$0.03	$(0.07)

Weighted average common shares and equivalents outstanding, basic and diluted	6,780	7,281

SELECTED BALANCE SHEET DATA
(In thousands)

	March 31,	December 31,
	2009	2008

Cash and equivalents	$1,455	$927
Investments	7,763	8,054
Commissions receivable	3,235	2,902
Intangibles and goodwill	4,567	4,681
Other assets	1,758	1,755
Total assets	$18,778	$18,319

Total current liabilities	$2,299	$1,957
Total stockholders' equity	16,479	16,362
Total liabilities & stockholders' equity	$18,778	$18,319